Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 30, 2015

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-202913) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company. These securities include the notes identified in Exhibit A attached hereto (the “Notes”). The Notes have been issued pursuant to the Senior Indenture dated as of March 29, 2007 (as amended and supplemented from time to time and in effect as of the date hereof, the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

We, as your United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and all statements as to factual matters in certificates of officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Notes, when duly executed, authenticated and issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general

Credit Suisse AG	2	June 30, 2015

applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion of Homburger AG, Swiss legal counsel for the Company, dated June 29, 2015 and filed by the Company with the Commission as an exhibit to a Report on Form 6-K on June 29, 2015. Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.

In connection with the opinion expressed above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (1) the execution, delivery and performance under the Indenture (A) are within the corporate powers of the Trustee, (B) do not and will not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee or the Company, (C) require no action by or in respect of, or filing with, any governmental body, agency or official and (D) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee; and (2) that the Indenture has been duly authorized, executed and delivered by the Trustee and the Company and is a valid, binding and enforceable agreement of the Trustee.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law. In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

Credit Suisse AG	3	June 30, 2015

Exhibit A

1 Year 8.00% per annum Autocallable Reverse Convertible Securities due June 30, 2016	June 25, 2015	F151
Buffered Return Equity Securities due December 31, 2018	June 25, 2015	K530
Absolute Return Barrier Securities due June 30, 2020	June 25, 2015	T546
Digital Plus Barrier Notes due June 28, 2019	June 25, 2015	T552
Autocallable Securities due June 30, 2017	June 25, 2015	T553
Trigger Performance Securities due June 30, 2025	June 25, 2015	T557
Trigger Performance Securities due June 30, 2020	June 25, 2015	T558
Trigger Performance Securities due June 28, 2019	June 25, 2015	T559
Contingent Return Optimization Securities due on June 30, 2017	June 25, 2015	T560
Accelerated Barrier Notes due June 28, 2019	June 26, 2015	T566
Trigger Performance Securities due June 30, 2025	June 25, 2015	T567

Credit Suisse AG	4	June 30, 2015

8.50% per annum Contingent Coupon Callable Yield Notes due June 30, 2025	June 25, 2015	U1256
Step-Up Contingent Coupon Callable Yield Notes due June 30, 2025	June 25, 2015	U1257
7.15% 7.5 Year Callable Daily Range Accrual Securities due December 30, 2022	June 25, 2015	U1260
Trigger Phoenix Autocallable Optimization Securities Linked to the Common Shares of AT&T Inc. due on or about June 30, 2020	June 26, 2015	U1272ABC
Trigger Phoenix Autocallable Optimization Securities Linked to the Common Stock of Intel Corporation due on or about June 30, 2020	June 26, 2015	U1272ABC
Trigger Phoenix Autocallable Optimization Securities Linked to the Common Stock of Yahoo! Inc. due on or about June 30, 2020	June 26, 2015	U1272ABC